Exhibit 21

                                  Subsidiaries

Advanced Health Management Corporation, a Delaware corporation

Advanced Health Heart Practices, Inc., a Delaware corporation

Advanced Health Med-E-Systems Corporation, a Delaware corporation

Uptown Physician Management, Inc., a Delaware corporation

Physicians Capital Corporation, a Delaware corporation

Diamond Physician Management, Inc., a Delaware corporation

Specialist Physicians Management, Inc., a Delaware corporation

Millenium Physician Management, Inc., a Delaware coporation

PCC Leasing, Inc., a Delaware corporation

Advanced Health Bukstel & Halfpenny Corporation, a Delaware corporation